Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

SharesPost 100 Fund:

We consent to the use of our report dated February 27, 2018, incorporated by reference, on the financial statements of SharesPost 100 Fund, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accouting Firm and Legal Counsel” in the prospectuses.

/s/ KPMG LLP

Los Angeles, California

April 27, 2018